Exhibit 99.2

LNB BANCORP, INC.  QUARTERLY REPORT

November 7, 2005

Dear Fellow Shareholder,

It is a great pleasure to report our third quarter earnings to you. The performance of the company this past quarter was solid -- a marked improvement from a year ago and quarters earlier this year. Earnings were up 22 percent in the third quarter from the quarter a year ago when excluding the gains on sales of assets in the third quarter of 2004. We reached record levels of total assets, loans and deposits and improved our expense levels. Our news release of October 26, 2005 provides more details and follows this letter.

Your management team and Board of Directors have been working diligently to build a firm foundation for LNB. In the first half of this year, we made some difficult decisions to position the company for the future. Those decisions are already bearing fruit as illustrated in our solid third quarter performance.

This performance gives us confidence as we look to the future. Let me share some important elements of our strategy.

First and foremost, this is a people business and we have a talented group of people in the company. We have a group of dedicated, customer-focused associates who have been with us for many years and have helped us to preserve the history and heritage of the company and we have brought in some new people who bring additional skills, capabilities and ideas to the team.

In the second quarter report to you, I introduced some of our new senior managers and recently we have added expertise in two important line of business areas with the addition of John Matey in small business and John Simacek in residential lending. To provide marketing expertise for our business strategies, Pete Catanese has joined us as marketing director. All three have the experience and knowledge to help take us to a higher level of performance.

We will continue to position Lorain National Bank under the community bank model because we feel it offers us the best chance for success. Lorain National Bank fills a niche that many consumers and business owners are looking for in a bank. When we survey the banking landscape in northern Ohio, there are few banks like us. As an independent community bank we have a distinct advantage over our larger competitors. With a group of associates who live in and care deeply for their communities, Lorain National Bank can provide a level of personalized, responsive service and flexibility unmatched by larger institutions. Looking at our markets, we intend to continue to build upon our solid presence in Lorain County and take that strong community bank expertise to contiguous counties.

With a solid team and a keen knowledge of our markets, we are focused on operating our businesses around the notion of disciplined execution. By making certain we have the right processes in place, supporting our associates with the proper tools and technology and building businesses that are scaleable we will continue to work toward growing successfully in the market place and delivering a high level of customer service.

On December 1, 2005, we celebrate the fact that 100 years ago we opened our doors for business. It is altogether fitting that we are on our way to fulfilling a vision that will serve us well as we head into our second century. We owe that to our clients, our communities and to you, our shareholders. Thank you for your confidence in us.

Sincerely,

Daniel E. Klimas
President & Chief Executive Officer
LNB Bancorp, Inc.

             LNB Bancorp Reports Improved Third Quarter Performance

     LORAIN, Ohio--(BUSINESS WIRE)--Oct. 26, 2005--LNB Bancorp, Inc. (NASDAQ:LNBB):

     -- Earnings for quarter up 4 percent from a year ago; a 22 percent increase when excluding gains on the sale of assets in 2004

     --   Record levels of assets, loans and deposits

     --   Meaningful improvement in expense levels

     Buoyed by record-setting levels of loans and deposits, LNB Bancorp, Inc. (NASDAQ:LNBB) reported improved earnings in third quarter 2005 versus a year ago and each of the first two quarters of 2005.
     LNB Bancorp earned 33 cents per diluted share in the third quarter of 2005, compared to 31 cents per diluted share earned in the third quarter of 2004. Net income for the third quarter was $2,157,000, up 4 percent from the $2,074,000 earned in the same quarter a year ago.
     "A better indication of our improved performance can be found by looking at the company's earnings excluding the gains on the sales of assets in the third quarter of 2004," said Daniel E. Klimas, president and chief executive officer of LNB Bancorp. Third quarter 2005 earnings are up 22 percent as compared to the year ago quarter when gains on the sale of assets of $443,000 in the third quarter of 2004 are excluded.
     "We are tremendously encouraged by our third quarter results, which vividly portray the important steps we took in the first half of the year to improve our long-term performance," said Klimas.
     "We are particularly heartened to see a continuation of solid revenue growth and expense levels more appropriately in line with our revenue stream," said Klimas. "Our focus is to build upon this momentum for the remainder of the year and beyond. This quarter is another important step toward realizing our vision of being a high growth, efficiently managed independent community bank.
     "The focus of management and our associates has been on continuing our positive revenue gains and we are highly pleased to see that, while our margins were under pressure in the third quarter, they have remained solid and we experienced record levels of loans and deposits in the third quarter," said Klimas. At the end of the third quarter of 2005, portfolio loans closed at $594.5 million and deposits closed at $655.7 million, both record levels for LNB Bancorp.
     For the first nine months of 2005, LNB Bancorp earned $4,580,000, or 69 cents per diluted share, compared to $6,310,000, or 95 cents per share, for the same period of 2004. The 2005 performance reflected a number of significant expenses in the second quarter that were designed to the lay the groundwork for improved financial performance in the future.

     Net interest income

     For the third quarter of 2005, net interest income was $7,470,000, an increase of 6.2 percent over the same quarter last year. For the first nine months of 2005, net interest income was $22.4 million, an increase of 7.9 percent over the same period in 2004.

     Net interest margin

     The net interest margin in the third quarter of 2005 was 3.97 percent, up 2 basis points over the third quarter of 2004. For the first nine months of 2005, the net interest margin was 4.09 percent, compared to 3.96 percent for the same period in 2004. While the net interest margin has remained strong compared to the company's peers, when compared to the company's second quarter margin of
4.17 percent, third quarter performance does reflect the ongoing competitive pressures in the market for both loans and deposits, as well as the flat yield curve.

     Noninterest Income

     Total noninterest income was $2,608,000 for the quarter, as compared to $3,111,000 for the same period in 2004, however fee income gains were impressive. For the third quarter of 2005, deposit service charges, trust and investment management services and ATM and debit card fees all improved over the same quarter last year. Of particular note is the increase in deposit service charges, which were up 9.5 percent over the second quarter of 2005 and 1.9 percent over the third quarter in 2004. "Solid gains in new accounts for the quarter were largely instrumental in this strong fee income performance," said Klimas. Included in 2004 is $443,000 of gains on the sales of assets including securities and a bank office building.

     Noninterest Expense

     Noninterest expense was $6,764,000 for the third quarter as compared to $6,760,000 for the same period in 2004. The increase was primarily the result of increases in salaries and benefits and outside services, which were up 5.9 percent and 28.8 percent, respectively. Salaries and benefits levels reflect normal increases and higher health care costs, while outside services levels reflect the cost of the company's decision to outsource its internal audit function.

     Assets

     Total assets ended the third quarter of 2005 at a new record level of $812.4 million, up $41.6 million or 5.4 percent over September 30, 2004, and $30.8 million or 3.9 percent over December 31, 2004. This growth was primarily in portfolio loans, which ended the quarter at $594.5 million. This new record loan level was a $22.3 million increase over December 31, 2004. On a year-over-year basis, commercial loans rose 12.4 percent, home equity loans gained 8.0 percent, and purchased installment loans were up 63.3 percent. Real estate and other consumer loans were down on a year-over-year basis, but other consumer loans began to grow in the last two months of the quarter.

     Deposits

     Total deposits were a record $655.7 million at the end of the third quarter of 2005, an increase of $53.3 million, or 8.9 percent, compared to the third quarter of 2004, and $50.2 million, or 8.3 percent over year end 2004.
     "We continue to experience solid growth in noninterest and interest bearing checking accounts and in retail time deposits. These deposit sources are being supplemented by deposits from local public entities, as well as deposits gathered through brokers," said Klimas.

     Asset Quality

     Overall, asset quality for the company has improved. The provision for loan losses was $300,000 in the third quarter 2005, as compared to $399,000 in the same period 2004. For the nine months ended September 30, 2005, the provision for loan losses was $1,098,000, as compared to $1,349,000 for the same period last year. This decrease is partially due to lower net charge-offs. For the three months ended September 30, 2005, net charge-offs were $203,000 as compared to $1,037,000 for the same quarter in 2004. For the first nine months of 2005, net charge-offs were $594,000 as compared to $1,728,000 for the same period in 2004. Non-performing loans were $7.5 million at the end of the quarter as compared to $7.2 million at June 30, 2005, and $4.9 million at December 31, 2004. At September 30, 2005, the allowance of loan losses was $7,890,000 as compared to $7,793,000 at June 30, 2005 and $7,386,000 at December 31, 2004.
     "The Board of Directors is encouraged by the performance of the company in this latest quarter, including reaching record levels of assets and deposits," said James R. Herrick, chairman of the Board of Directors of LNB Bancorp. "The difficult, but necessary steps taken by management earlier this year are taking hold and we share their enthusiasm for the future."

     About LNB Bancorp, Inc.

     LNB Bancorp, Inc. is an $812.4 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc. and a 49-percent owned subsidiary, Charleston Title Agency, LLC. LNB Mortgage LLC and North Coast Community Development Corporation are wholly owned subsidiaries of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Online Brokerage Services. For more information about LNB Bancorp, Inc. and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

     This letter and press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.


Consolidated Balance Sheets

(Dollars in thousands except share and per  September 30, December 31,
 share amounts)                                  2005         2004
----------------------------------------------------------------------
Assets                                       (unaudited)
 Cash and cash equivalents:
    Cash and due from banks                      $27,442      $23,123
    Short-term investments                             -        3,695
----------------------------------------------------------------------
       Total cash and cash equivalents            27,442       26,818
----------------------------------------------------------------------
 Investment Securities:
    Available for sale, at fair value            152,435      145,588
    Federal Home Loan Bank and Federal
     Reserve stock                                 4,187        4,033
----------------------------------------------------------------------
       Total securities                          156,622      149,621
----------------------------------------------------------------------
 Loans:
    Loans held for sale                            3,656        3,067
    Portfolio loans                              594,493      572,157
    Allowance for loan losses                     (7,890)      (7,386)
----------------------------------------------------------------------
       Net loans                                 590,259      567,838
----------------------------------------------------------------------
 Bank premises and equipment, net                 10,996       11,493
 Other real estate owned                             399          420
 Intangible assets                                 3,361        3,801
 Other assets                                     23,358       21,658
----------------------------------------------------------------------
    Total Assets                                $812,437     $781,649
----------------------------------------------------------------------
Liabilities
 Deposits:
    Noninterest-bearing                          $96,537      $96,280
    Interest bearing                             559,203      509,263
----------------------------------------------------------------------
       Total deposits                            655,740      605,543
----------------------------------------------------------------------
 Short-term borrowings                            20,277       31,619
 Federal Home Loan Bank advances                  61,099       69,296
 Accrued interest, taxes and other
  liabilities                                      5,843        4,617
----------------------------------------------------------------------
    Total Liabilities                            742,959      711,075
----------------------------------------------------------------------
Shareholders' Equity
 Common stock, par value $1 per share,
  authorized 15,000,000 shares,
  issued 6,771,867 at September 30, 2005 and
  6,766,867 at December 31, 2004                   6,772        6,767
 Additional paid-in capital                       26,334       26,243
 Retained earnings                                42,295       41,291
 Accumulated other comprehensive loss             (2,269)      (1,297)
 Treasury stock at cost, 195,694 shares at
  September 30, 2005 and 125,686 shares at
  December 31, 2004                               (3,654)      (2,430)
----------------------------------------------------------------------
    Total Shareholders' Equity                    69,478       70,574
----------------------------------------------------------------------
       Total Liabilities and Shareholders'
        Equity                                  $812,437     $781,649
----------------------------------------------------------------------



Consolidated Statements of Income

----------------------------------------------------------------------
(Dollars in thousands     For the Three Months   For the Nine Months
 except share and per      Ended September 30,    Ended September 30,
 share amounts)             2005        2004       2005        2004
----------------------------------------------------------------------
Interest Income          (unaudited)            (unaudited)
  Interest and fees on
   loans                     $9,712     $8,196     $27,847    $23,848
  Interest and dividends
   on investment securities:
    Taxable                   1,239      1,022       3,413      3,053
    Tax Exempt                  107        102         333        375
  Interest on cash
   equivalents                   37         23         109         56
----------------------------------------------------------------------
       Total interest
        income               11,095      9,343      31,702     27,332
Interest Expense
  Deposits                    3,021      1,712       7,561      4,933
  Short-term borrowings         201         62         395        154
  Federal Home Loan Bank
   advances                     403        536       1,387      1,515
----------------------------------------------------------------------
       Total interest
        expense               3,625      2,310       9,343      6,602
----------------------------------------------------------------------
Net Interest Income           7,470      7,033      22,359     20,730
Provision for Loan Losses       300        399       1,098      1,349
----------------------------------------------------------------------
   Net interest income
    after provision for
    loan losses               7,170      6,634      21,261     19,381
Noninterest Income
  Deposit service charges     1,152      1,131       3,112      3,146
  Trust and investment
   management services          555        539       1,627      1,611
  Mortgage banking
   revenue                      242        108         967        108
  Income from investment
   in life insurance            117        157         426        477
  Securities gains, net           -        158         174        381
  Gains on sales of loans         -         17         132        100
  Gains (losses) on
   sales of other
   assets, net                  (31)       285         (32)       285
  Other noninterest
   income                       573        716       1,768      2,494
----------------------------------------------------------------------
       Total noninterest
        income                2,608      3,111       8,174      8,602
Noninterest Expense
  Salaries and employee
   benefits                   3,414      3,223      11,653      9,168
  Net occupancy                 402        407       1,368      1,190
  Furniture and
   equipment                    746        717       2,281      2,046
  Electronic banking
   expenses                     136        350         400      1,075
  Supplies, postage, and
   delivery                     290        421         934        930
  Outside services              394        306       1,224        840
  Marketing and public
   relations                    258        264         863        757
  Ohio franchise tax            179        181         561        549
  Goodwill impairment             -          -         311          -
  Other noninterest
   expense                      945        891       3,312      2,443
----------------------------------------------------------------------
       Total noninterest
        expense               6,764      6,760      22,907     18,998
----------------------------------------------------------------------
Income before income tax
 expense                      3,014      2,985       6,528      8,985
Income tax expense              857        911       1,948      2,675
----------------------------------------------------------------------
Net Income                   $2,157     $2,074      $4,580     $6,310
----------------------------------------------------------------------
Net Income Per Common Share
  Basic                       $0.33      $0.31       $0.69      $0.95
  Diluted                      0.33       0.31        0.69       0.95
  Dividends declared           0.18       0.18        0.54       0.54
Average Common Shares
 Outstanding
  Basic                   6,625,086  6,641,095   6,635,752  6,628,097
  Diluted                 6,625,168  6,641,709   6,635,780  6,629,103
----------------------------------------------------------------------



                                LNB Bancorp, Inc.
                     Third Quarter 2005 Financial Highlights
       (Unaudited - Dollars in thousands except Share and Per Share Data)

                                      Three Months Ended
                        ----------------------------------------------
                        September 30, June 30, March 31, September 30,
                            2005        2005      2005       2004
                        ----------------------------------------------
END OF PERIOD BALANCES
  Assets                    $812,437  $791,078  $781,092     $770,794
  Deposits                   655,740   638,817   609,098      602,391
  Portfolio Loans            594,493   578,331   574,100      560,537
  Allowance for Loan Losses    7,890     7,793     7,545        7,351
  Shareholders' Equity        69,478    70,316    68,356       70,609

AVERAGE BALANCES
Assets:
  Total Assets              $804,797  $783,493  $780,963     $757,782
  Earning Assets             751,254   728,769   726,431      713,548
  Securities                 156,972   143,555   144,501      156,620
  Loans                      589,684   575,774   572,464      556,026
Liabilities and
 Shareholders' Equity:
  Total Deposits            $652,513  $623,315  $619,576     $587,065
  Interest Bearing
   Deposits                  561,038   526,570   521,514      498,843
  Interest Bearing
   Liabilities               636,721   610,318   606,554      595,172
  Total Shareholders'
   Equity                     70,804    70,683    70,707       69,499

INCOME STATEMENT
  Net Interest Income         $7,470    $7,557    $7,332       $7,033
  Net Interest Income-FTE      7,519     7,573     7,376        7,080
  Provision for Loan Losses      300       399       399          399
  Noninterest Income           2,608     2,639     2,927        3,111
  Noninterest Expense          6,764     8,472     7,671        6,760
  Net Income                   2,157       852     1,571        2,074

PER SHARE DATA
  Basic Net Income Per
   Common Share                $0.33     $0.13     $0.23        $0.31
  Diluted Net Income Per
   Common Share                 0.33      0.13      0.23         0.31
  Cash Dividends Per
   Common Share                 0.18      0.18      0.18         0.18
  Basic Avg Common
   Shares Outstanding      6,625,086 6,642,390 6,641,181    6,641,095
  Diluted Avg Common
   Shares Outstanding      6,625,168 6,642,390 6,641,181    6,641,709

KEY RATIOS
  Return on Average
   Assets (annualized)          1.06%     0.44%     0.82%        1.09%
  Return on Average
   Common Equity
   (annualized)                12.09%     4.83%     9.01%       11.87%
  Efficiency Ratio                67%       83%       74%          66%
  Average Equity to
   Average Assets               8.80%     9.02%     9.05%        9.17%
  Net Interest Margin (FTE)     3.97%     4.17%     4.12%        3.95%
  Annualized Net Charge
   Offs to Average Loans        0.14%     0.11%     0.17%        0.74%
  Allowance for Loan Losses     1.33%     1.35%     1.31%        1.31%

ASSET QUALITY
  Non-accrual Loans           $7,452    $7,233    $6,586       $5,576
  Net Charge Offs                203       151       240        1,037
  Other Real Estate Owned        399       357       476          125
  Total Nonperforming Assets   7,851     7,590     7,062        5,701


                                LNB Bancorp, Inc.
                     Third Quarter 2005 Financial Highlights
       (Unaudited - Dollars in thousands except Share and Per Share Data)

                                                Nine Months Ended
                                           ---------------------------
                                           September 30, September 30,
                                                2005         2004
                                           ---------------------------
END OF PERIOD BALANCES
  Assets                                        $812,437     $770,794
  Deposits                                       655,740      602,391
  Portfolio Loans                                594,493      560,537
  Allowance for Loan Losses                        7,890        7,351
  Shareholders' Equity                            69,478       70,609

AVERAGE BALANCES
Assets:
  Total Assets                                  $790,672     $754,269
  Earning Assets                                 736,346      704,748
  Securities                                     150,785      155,511
  Loans                                          580,461      545,057
Liabilities and Shareholders' Equity:
  Total Deposits                                $633,154     $583,882
  Interest Bearing Deposits                      538,185      494,406
  Interest Bearing Liabilities                   619,215      590,871
  Total Shareholders' Equity                      70,724       68,995

INCOME STATEMENT
  Net Interest Income                            $22,359      $20,730
  Net Interest Income-FTE                         22,512       20,904
  Provision for Loan Losses                        1,098        1,349
  Noninterest Income                               8,174        8,602
  Noninterest Expense                             22,907       18,998
  Net Income                                       4,580        6,310

PER SHARE DATA
  Basic Net Income Per Common Share                $0.69        $0.95
  Diluted Net Income Per Common Share               0.69         0.95
  Cash Dividends Per Common Share                   0.54         0.54
  Basic Avg Common Shares Outstanding          6,635,752    6,628,097
  Diluted Avg Common Shares Outstanding        6,635,780    6,629,103

KEY RATIOS
  Return on Average Assets (annualized)             0.77%        1.12%
  Return on Average Common Equity (annualized)      8.66%       12.22%
  Efficiency Ratio                                    75%          64%
  Average Equity to Average Assets                  8.94%        9.15%
  Net Interest Margin (FTE)                         4.09%        3.96%
  Annualized Net Charge Offs to Average Loans       0.14%        0.42%
  Allowance for Loan Losses                         1.33%        1.31%

ASSET QUALITY
  Non-accrual Loans                               $7,452       $5,576
  Net Charge Offs                                    594        1,728
  Other Real Estate Owned                            399          125
  Total Nonperforming Assets                       7,851        5,701


     CONTACT: LNB Bancorp, Inc.
              John Fuller, 216-978-7643